SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                         Commission File Number: 1-7517

                             GRC INTERNATIONAL, INC.

             (Exact name of registrant as specified in its charter)

                                1900 Gallows Road
                             Vienna, Virginia 22182
                                 (703) 506-5000

     (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, par value $0.10 per share

            (Title of each class of securities covered by this Form)

                                      None

       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)         [X]         Rule 12h-3(b)(1)(ii)       [ ]
Rule 12g-4(a)(1)(ii)        [ ]         Rule 12h-3(b)(2)(i)        [ ]
Rule 12g-4(a)(2)(i)         [ ]         Rule 12h-3(b)(2)(ii)       [ ]
Rule 12g-4(a)(2)(ii)        [ ]         Rule 15d-6                 [ ]
Rule 12h-3(b)(1)(i)         [X]

    Approximate number of holders of record as of the certification or notice date:  1

      Pursuant to the requirements of the Securities Exchange Act of 1934, GRC International, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                    GRC INTERNATIONAL, INC.


DATE: April 17, 2000                By: /s/ Thomas E. McCabe
                                        Name:   Thomas E. McCabe
                                        Title:  Senior Vice President